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Exhibit 10.20

TravelCenters of America
Position Agreement Summary
Larry Dockray

Position

        This offer is for the Executive Vice President—Operations position beginning November 1, 2006. The commitment is for a two-year period in Westlake, Ohio at the Corporate Headquarters.

Cash Compensation

        The beginning annual base salary for this position will be $275,000 and the position will be eligible for a target bonus percentage of 75% of the annual base salary, one-half of the target based upon the Company's achieving its annual EBITDA targets and one-half based upon the achievement of the performance targets.

Fringe Benefits

        This position will be eligible, in addition to the usual fringe benefits, for a company car as well as periodic company reimbursed trips to Las Cruces, NM for visits to his Mother. This position will be eligible for an office within the Headquarters located on the third floor along the outside of the building with windows.

Relocation Assistance

        The Company will provide relocation to Cleveland, OH as well as returning to Las Cruces, NM. This relocation assistance will include the direct costs for moving goods to Cleveland as well as back to Las Cruces. Additionally, the Company will reimburse the closing costs for the purchase of a house in Cleveland as well as the sales commission of the Cleveland house upon the return to Las Cruces. The Company has also agreed to protect Larry Dockray from any ordinary losses in the real estate value due to a general decline in home values that may be sustained in the disposition of his residence in Westlake upon his return to Las Cruces, NM at the end of his stint in this position.

Stock Incentive Program

        This position will be eligible to participate in the Stock Incentive Program that has yet to be defined.

/s/ Timothy L. Doane T.L. Doane—President & CEO Date: October 27, 2006	/s/ L.W. Dockray L.W. Dockray—EVP Operations Date: October 27, 2006

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  Exhibit 10.20